Exhibit 99.3
PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
     PEOPLESUPPORT, INC. (the “Company”) has granted you (the “Participant”) the following Restricted Stock Units (the “Award”) in the Company under the Company’s 2004 Stock Incentive Plan (the “Plan”):

Name of Participant:	[Name of Participant]

Number of RSUs Covered by Award:	[Total Number of RSUs]

Date of Grant and Term of Award:	[Date of Grant] and [Term of Award]

Vesting Schedule:	Employees:

[One-third (33%) of the Award will become vested on each of the three anniversary dates of the above Date of Grant provided that you have remained in continuous Service with the Company.]

Non-employee Directors:

[Initial Grant: One-third (33%) of the Award will become vested on each of the three anniversary dates of the above Date of Grant provided that you have remained in continuous service on the Board of Directors of the Company from the above Date of Grant through each anniversary of the Date of Grant.] [Annual Grant: 100% of the Award will become vested in full on the one year anniversary of the above Date of Grant provided that you have remained in continuous service on the Board of Directors of the Company from the above Date of Grant through such date.]
     IN WITNESS WHEREOF, the Company and the Participant have executed this Notice of Award and agree that such Award is to be governed by the terms and conditions of this Notice of Award, the Plan and the Restricted Stock Units Agreement.

PEOPLESUPPORT, INC.

By:

Its:

Date:

PARTICIPANT ACKNOWLEDGMENT
     You acknowledge receipt of a copy of the Plan and the Restricted Stock Units Agreement. You represent that you reviewed this Notice of Award, the Plan, and the Restricted Stock Units Agreement in their entirety, you have had an opportunity to obtain the advice of counsel prior to executing this Notice of Award, and you fully understand all provisions of this Notice of Award, the Plan and the Restricted Stock Units Agreement. You hereby accept this Award subject to all of their terms and provisions. You further agree that all questions of interpretation and administration relating to this Notice of Award, the Plan and the Restricted Stock Units Agreement shall be resolved by the Company.

Dated:	Signed:
Participant

PEOPLESUPPORT, INC.
2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT
PeopleSupport, Inc. (the “Company”) has granted you (the “Participant”) the number of Restricted Stock Units (“RSUs”) set forth in the Notice of Restricted Stock Units Award (the “Notice”) and this Restricted Stock Units Agreement (the “Agreement”) pursuant to the PeopleSupport, Inc. 2004 Stock Incentive Plan (the “Plan”). Each of the capitalized terms herein shall have the meaning given it by the Plan except if the context of such term clearly assumes a different meaning.
     1. Grant of Award. The Company has granted you the number of RSUs as set forth in the Notice.
     2. Distribution of Shares of Common Stock Subject to Vesting. You will be issued one share of the Common Stock for each of the RSUs that becomes vested. The vesting schedule is contained in the Notice.
     3. Term of Award. The Award shall have a term as provided in the Notice. Vesting under the Award shall cease upon the expiration of such term.
     4. Distribution of Shares of Common Stock. A share of Common Stock shall be issued as soon as administratively practicable following the time that an RSU becomes vested but not later than two and one-half months or such shorter period of time required to qualify for an exemption from the application of Section 409A of the Internal Revenue Code.
     5. Transfer of Award. The RSUs shall not be transferable, except by will or the laws of descent and distribution, provided that any such transfer shall be subject to the terms of the Notice, this Agreement and the Plan. Any other attempt to transfer or dispose of the RSUs shall be null and void and unenforceable.
     6. Plan Terms Govern. The grant of this Award and the settlement of earned RSUs are subject to the provisions of the Plan and any rules that the Committee may prescribe. In the event of any conflict between the terms of the Plan, the terms of the Notice or this Agreement, the terms of the Plan shall control.
     7. Limitations. Nothing in the Notice, this Agreement or the Plan shall be construed to give you any right to continue in the Service of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any of its Affiliates to terminate your Service at any time. The distribution of any Common Stock in settlement of the vested RSUs is not secured by a trust, insurance contract or other funding medium, and you shall not have any interest in any fund or specific asset of the Company by reason of this Award or the bookkeeping account established on your behalf.
     8. Tax Withholding. The settlement of your vested RSUs may be subject to applicable tax withholdings. As a condition of this Award and the settlement of the vested RSUs hereunder, you must make arrangements with the Company for the withholding and payment of applicable taxes, if any.
     9. Severability. The invalidity or unenforceability of any provision of the Notice and this Agreement shall not affect the validity or enforceability of the other provisions of the Notice and this Agreement which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent consistent with applicable law.
     10. Compliance with Applicable Laws, Regulations and Rules and the Company’s Policies. In accepting the Award, you agree to comply with all applicable laws, regulations and rules of governing state and federal governmental agencies as well as the applicable regulations and rules of any stock exchange on which the securities of the Company are traded, and any policies as now or hereafter established by the Company, with regard to the Award. You acknowledge and agree that you may be required to disgorge any and all gains and payments under the Award to the extent required by applicable laws, stock exchange regulations and rules, and the policies of the Company. This Award shall be construed and administered as necessary to qualify for an exemption from the application of Section 409A of the Internal Revenue Code. This Award is granted under and governed by the terms and conditions of the Notice, this Agreement and the Plan, a copy of which is attached and made a part of this instrument.